Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Independent Auditors" in the Registration Statement (Form S-3) and related Prospectus of Rational Software Corporation for the registration of 466,006 shares of its common stock and to the incorporation by reference therein of our report dated November 17, 2000, with respect to the financial statements of Catapulse Inc. for the period from inception (October 8, 1999) to September 30, 2000, included in the Registration Statement (Form S-4) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

April 10, 2001